Exhibit 5.1

DLA Piper LLP (US) 650 S Exeter Street Suite 1100 Baltimore, Maryland 21202 www.dlapiper.com

February 17, 2026

CareTrust REIT, Inc.
24901 Dana Point Harbor Dr, Suite A200
Dana Point, CA 92629

Issuance of up to $1,000,000,000 of Shares of Common Stock

Ladies and Gentlemen:
We have served as special Maryland counsel to CareTrust REIT, Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion letter in connection with (i) the sale of up to $1,000,000,000 maximum offering price of shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company pursuant to the terms of an equity distribution agreement, dated as of February 17, 2026 (the “Equity Distribution Agreement”), by and among the Company, CTR Partnership, L.P., a Delaware limited partnership, and each of BMO Capital Markets Corp., BofA Securities, Inc., Huntington Securities, Inc., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., M&T Securities, Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, Regions Securities LLC, Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, each as sales agent and/or principal and/or (except in the case of M&T Securities, Inc.) forward seller, and Bank of Montreal, Bank of America, N.A., Huntington Securities, Inc., Jefferies LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Regions Securities LLC, Royal Bank of Canada, Robert W. Baird & Co. Incorporated and Wells Fargo Bank, National Association, each as forward purchaser (in such capacity, collectively, the “Forward Purchasers”), and (ii) the separate confirmations for forward sale transactions, dated as of February 17, 2026 (the “Master Forward Sale Agreement”), by and between the Company and each Forward Purchaser.  The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-293536), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 17, 2026 (the “Registration Statement”).
In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
(a)	the Registration Statement;
(b)	executed copies of the Equity Distribution Agreement and the Master Forward Sale Agreement;
(c)
the prospectus supplement, dated February 17, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 17, 2026, which formed a part of the Registration Statement (collectively, the “Prospectus”);

(d)
the charter of the Company, as in effect on the date hereof, represented by the Articles of Amendment and Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on and effective as of May 13, 2014, as amended by the Articles of Amendment to Articles of Amendment and Restatement of the Company as filed with the SDAT on and effective as of May 30, 2018 (collectively, the “Charter”);

(e)	the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, as certified by an officer of the Company;

CareTrust REIT, Inc.
February 17, 2026

(f)
copies of the resolutions duly adopted by written unanimous consent of the Board of Directors of the Company (the “Board”) on January 28, 2026, as certified by an officer of the Company on the date hereof;

(g)	an executed copy of the certificate of an officer of the Company, dated as of the date hereof, as to certain factual matters;
(h)	the certificate of the SDAT as to the existence and good standing of the Company in the State of Maryland dated as of a recent date (the “Good Standing Certificate”); and
(i)	such other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness and validity of all signatures (including all signatures via DocuSign, eSignature or similar technology), (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company and (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
(1)	the Company is a corporation validly existing under the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and
(2)
the Shares have been duly authorized and, when and to the extent issued against payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, the terms of the Equity Distribution Agreement, and the Master Forward Sales Agreement, as applicable, will be validly issued and fully paid and non-assessable.

The opinions in paragraph 1 with respect to existence and good standing of the Company are based solely on the Good Standing Certificate.  In expressing the opinions above, we have assumed (i) that the Shares will not be issued or sold in violation of Article VII of the Charter and (ii) that, upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.
The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:
(A)
We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the Maryland General Corporation Law (including the statutory provisions, all  applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing). This opinion letter concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. As to matters of such laws, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

CareTrust REIT, Inc.
February 17, 2026

(B)
We express no opinion as to the compliance, applicability or effect of any federal or state securities  (or “blue sky”) laws of any jurisdiction or as to federal or state tax laws or laws regarding fraudulent transfers.

(C)
The foregoing opinions are rendered as of the date hereof. We assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or that may hereafter occur.

(D)
This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,

/s/ DLA Piper LLP (US)